Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Results of Second Quarter 2007

                IRVINE, Calif., Aug. 14 /PRNewswire-FirstCall/ — Impac Mortgage Holdings, Inc. (NYSE: IMH) (“IMH” or the “Company”), a real estate investment trust (“REIT”), reports second quarter 2007 net loss of $(152.5) million, or $2.05 per diluted common share, as compared to net earnings of $26.4 million, or $0.30 per diluted common share for the second quarter 2006. The net loss was primarily the result of a $163.0 million increase in the provision for loan losses as a result of deteriorating market conditions, higher delinquencies and higher severities. Included in the net (loss) earnings was a mark-to-market gain in the fair value of derivatives whereby the Company records a change in fair value of its derivatives as a loss or gain in the current period, which during the second quarter 2007 increased to a gain of $56.9 million as compared to a gain of $11.5 million during the second quarter 2006.

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                Second quarter 2007 estimated taxable income available to common stockholders decreased to a loss of $(18.9) million or $(0.25) per diluted common share, as compared to estimate $20.6 million or $0.27 per diluted common share for the second quarter 2006. As a REIT, we pay dividends to our stockholders based on estimated taxable income. For differences between net (loss) earnings as determined by generally accepted accounting principles (“GAAP”) and estimated taxable income, please refer to the enclosed reconciliation schedule. The Company has filed its Form 10-Q with the Securities Exchange Commission (“SEC”) which includes additional financial information for the second quarter 2007. The Company’s Form 10-Q is also available on our website at http://www.impaccompanies.com under stockholder relations.

                Selected Financial Results for the Second quarter of 2007

                                               —  Estimated taxable loss per diluted share was ($0.25) compared to income of $0.25 for the first quarter of 2007 and $0.27 for the second quarter of 2006;

                                               —  No Cash dividend was declared for the second quarter of 2007 compared to $0.10 for the first quarter of 2007 and $0.25 for the second quarter of 2006;

                                               —  Total assets were $22.6 billion as of June 30, 2007 compared to $23.6 billion as of December 31, 2006 and $22.7 billion as of June 30, 2006;

                                               —  Book value per common share was $7.10 as of June 30, 2007 compared to $11.15 as of December 31, 2006 and $13.91 as of June 30, 2006;

                                               —  The mortgage operations acquired and originated $1.3 billion of primarily Alt-A mortgages compared to $2.2 billion for the first quarter of 2007 and $2.2 billion for the second quarter of 2006;

                                               —  The commercial mortgage operations originated $159.0 million of commercial mortgages compared to $196.9 million for the first quarter of 2007 and $277.9 million for the second quarter of 2006; and

                                               —  The long-term investment operations retained for investment $795.6 million of primarily Alt-A mortgages and no commercial mortgages compared to $2.2 billion of primarily Alt-A mortgages and $234.9 million of commercial mortgages for the first quarter of 2007 and $579.7 million of primarily Alt-A mortgages and $114.7 million of commercial mortgages for the second quarter of 2006.

Second Quarter 2007 vs. First Quarter 2007 GAAP Net Earnings

	For the Three Months Ended,
	June 30,	March 31,	Increase	%
	2007	2007	(Decrease)	Change
Interest income	$337,010	$342,821	$(5,811)	(2)%
Interest expense	324,027	329,366	(5,339)	(2)
Net interest income	12,983	13,455	(472)	(4)
Provision for loan losses	162,981	29,374	133,607	455
Net interest expense after provision for loan losses	(149,998)	(15,919)	(134,079)	(842)
Total non-interest income	36,516	(70,562)	107,078	152
Total non-interest expense	35,845	33,321	2,524	8
Income tax expense	3,220	1,866	1,354	73
Net loss	$(152,547)	$(121,668)	$(30,879)	(25)%
Net loss per share - diluted	$(2.05)	$(1.65)	$(0.40)	(24)%
Dividends declared per common share	$—	$0.10	$(0.10)	(100)%

                The results of operations for the second quarter of 2007 resulted in a net loss of $(152.5) million or $(2.05) per share as compared to a net loss of $(121.7) million or $(1.65) per share, for the first quarter of 2007. The increase in the net loss was primarily due to a $133.6 million increase in provision for loan losses, a $12.4 million charge off for the impairment of goodwill, and a $8.5 million increase in provision for REO losses, offset by a $115.7 million increase in earnings due to the increase in fair value of derivative instruments, and a $14.5 million reduction in losses from the a reduced lower of cost or market writedown.

                Included in net earnings was a mark-to-market gain in the fair value of derivative instruments.  During the second quarter of 2007, the change in fair value of derivative instruments increased to a gain of $56.9 million as compared to a loss of $58.8 million during the first quarter of 2007.  The change in the fair value of the derivative instruments was primarily the result of cash receipts received and changes in the expectation of future interest rates.

                Estimated Taxable Income

                Because dividend payments are based on estimated taxable income, dividends may be more or less than net earnings. As such, we believe that the disclosure of estimated taxable income available to common stockholders, which is a non-generally accepted accounting principle, or “non-GAAP,” financial measurement, is useful information for our investors.   Based on current tax estimates, some portion or all of the 2007 dividends may be a return of capital.

                The following table presents a reconciliation of net (loss) earnings (GAAP) to estimated taxable income available to common stockholders for the periods indicated (in thousands, except per share amounts):

				For the Six
	For the Three Months Ended(1)			Months Ended
	June 30,	March 31,	June 30,	June 30,(1)
	2007	2007	2006	2007
Net (loss) earnings	$(152,547)	$(121,668)	$26,356	$(274,215)
Adjustments to net (loss) earnings: (2)
Loan loss provisions (3)	181,977	38,734	(45)	220,711
Tax deduction for actual loan losses (3)	(49,460)	(11,262)	(6,141)	(60,722)
GAAP earnings on REMICs (4)	(21,070)	(14,932)	(1,237)	(36,002)
Taxable income on REMICs (5)	28,224	12,843	5,611	41,067
Change in fair value of derivatives (6)	(53,269)	54,623	(7,903)	1,354
Dividends on preferred stock	(3,722)	(3,722)	(3,672)	(7,444)
Net loss (earnings) of taxable REIT subsidiaries (7)	49,551	58,667	17,704	108,218
Dividend from taxable REIT subsidiaries (8)	—	—	3,500	—
Elimination of inter-company loan sales transactions (9)	368	5,471	(13,682)	5,839
Miscellaneous adjustments	1,012	108	119	1,120
Estimated taxable income (loss) available to common stockholders’ (10)	$(18,936)	$18,862	$20,610	$(74)
Estimated taxable income (loss) per diluted common share (10)	$(0.25)	$0.25	$0.27	$(0.00)
Diluted weighted average common shares outstanding	76,084	76,084	76,420	76,084

(1)             Estimated taxable income includes estimates of book to tax adjustments and can differ from actual taxable income as calculated when we file our annual corporate tax return. Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net earnings is intended to meet the requirements of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements. To maintain our REIT status, we are required to distribute a minimum of 90% of our annual taxable income to our stockholders.

(2)             Certain adjustments are made to net earnings in order to calculate estimated taxable income due to differences in the way revenues and expenses are recognized under the two methods.

(3)             To calculate estimated taxable income, actual loan losses are deducted. For the calculation of net earnings, GAAP requires a deduction for estimated losses inherent in our mortgage portfolios in the form of a provision for loan losses, which are generally not deductible for tax purposes. Therefore, as the estimated losses provided for GAAP are realized, the losses will negatively and may materially impact future taxable income.  The loan loss provisions include the allowance for loan loss provision and the REO loan loss provision for the REIT.

(4)             Includes GAAP amounts related to the REMIC securitizations, which were treated as secured borrowings for GAAP purposes and sales for tax purposes. The REMIC GAAP income excludes the provision for loan losses recorded that may relate to the REMIC collateral included in securitized mortgage collateral. The Company does not have any specific valuation allowances recorded as an offset to the REMIC collateral.

(5)             Includes amounts that are taxable to the Company related to its residual interest in the securitizations, as the REMICs are accounted for as sales in its tax filings.

(6)             The mark-to-market change for the valuation of derivatives at IMH is income or expense for GAAP financial reporting but is not included as an addition or deduction for taxable income calculations until realized.

(7)             Represents net earnings of IFC and ICCC, our taxable REIT subsidiaries (TRS), which may not necessarily equal taxable income.

(8)             Any dividends paid to IMH by the TRS in excess of their cumulative undistributed taxable income would be recognized as return of capital by IMH to the extent of IMH’s capital investment in the TRS. Distributions from the TRS to IMH may not equal the TRS net earnings, however, IMH can only recognize dividend distributions received from the TRS as taxable income to the extent that the TRS distributions are from current or prior period undistributed taxable income. Any distributions by the TRS in excess of IMH’s capital investment in the TRS would be taxed as capital gains.

(9)             Includes the effects to taxable income associated with the elimination of gains from inter-company loan sales and other inter-company transactions between IFC, ICCC, and IMH, net of tax and the related amortization of the deferred charge.

(10)       Excludes the deduction for common stock dividends paid and the availability of a deduction attributable to net operating loss carry-forwards. As of December 31, 2006, the Company had estimated Federal net operating loss carry-forwards of $8.2 million that are expected to be utilized prior to their expiration in the year 2020.

                Second Quarter 2007 vs. First Quarter 2007

                Estimated taxable income decreased $37.8 million to a loss of $18.9 million, or ($0.25) per diluted common share, for the second quarter 2007, compared to $18.9 million or $0.25 per diluted common share, for the first quarter 2007.  The decrease in estimated taxable income was mainly attributable to an increase in actual loan losses which increased $38.2 million from the first quarter of 2007.  Offsetting the increase in chargeoffs was an increase in the adjusted net interest margin at IMH which increased $6.4 million from the first quarter of 2007, including the REMIC taxable income.

                Market Conditions

                During the second quarter, the secondary and securitization mortgage markets have deteriorated, become more unpredictable and volatile, making it more difficult to sell loans and securities to investors.  In addition, because housing prices have declined, default and credit losses have increased; investors are requiring higher returns, reducing the prices of mortgage loans. As a result, the loans have not performed up to expectations and the fair value of mortgage loans has deteriorated.  The underlying reason for the deterioration of industry conditions appears to be initially based on the relatively poor performance of loans originated in 2006.  This decline in performance has led to a lack of confidence by bond investors and lenders and their reluctance to invest/lend as aggressively.  These market conditions have also increased the Company’s loss severities during the second quarter.

                Recently these market conditions required us to focus on preserving liquidity. We have received a significant amount of margin calls from our lenders, and have satisfied all the margin calls to date.  As we continue to receive margin calls from our lenders in the current market environment, we intend to satisfy these margin calls, however, we cannot make any assurances we will satisfy all  margin calls in the future. In addition, we are operating under waivers provided by certain lenders as certain lenders have waived certain covenants that require us to maintain positive net income and certain leverage ratios. There can be no assurance that we will be able to obtain future waivers or new waivers if covenants are not met, or that we will be offered to obtain waivers on favorable terms. Further, we have negotiated sales of approximately $1.0 billion of our $1.6 billion of loans held on financed facilities.

                In light of the continued and widely publicized volatility in the secondary and securitization markets, we have suspended funding on loans previously referred to as Alt-A loans and currently do not have any plans to originate these types of loans in the near future. At this point, the Company is only funding loans that are eligible to be sold to government sponsored agencies. In addition to the suspension of Alt-A loans, the Company has taken steps to significantly reduce operating expenses which include staff reductions and closure of selected facilities. Should the market conditions continue to deteriorate, we may take further steps including significantly limiting our operations to the Long Term Investment Operations.

                During the quarter ended June 30, 2007 the residential mortgage market continued to be affected by increasing interest rates, a weakening housing market and increasing delinquencies and defaults, regulators and legislators increased their focus on tightening underwriting standards for new mortgage loans. Many non-prime mortgage lenders were impacted by reduced liquidity and as a result were required to scale back or cease operations. Most market participants responded to changes in the marketplace with changes in product offering and tightening of underwriting guidelines.

                Common Stock Dividends

                Additionally, the Company did not declare a cash dividend on our common stock during the second quarter of 2007, as the dividend may have been considered a return of capital.  Currently, we do not anticipate paying any further dividends on our common stock for the remainder of 2007.

                Executive Comments

                Mr. Joseph R. Tomkinson, Chairman and Chief Executive Officer of Impac Mortgage Holdings, Inc. commented, “While we continue to believe that the second half of 2007 will be difficult and are continuing to assess market conditions daily, we believe that the Company is implementing the necessary strategies to navigate through this unprecedented market.” Mr. Tomkinson further commented, “Given the significant uncertainty in the industry, we plan to more frequently update the marketplace on our progress.”

                Second Quarter 2007 Earnings Conference Call

                The Company has announced a conference call and live web cast on Wednesday, August 15, 2007 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time). We will discuss results of operations for second quarter 2007 and provide a general update on current trends followed by a question and answer session. If you would like to participate in the conference call, you may listen by dialing (800) 350-9149, conference ID number 13030542, or access the web cast via our web site at http://www.impaccompanies.com. To participate in the conference call, dial in fifteen minutes prior to the scheduled start time. The call will also be archived through August 25, 2007. To listen to the archived call dial (800) 642-1687 or (706) 645-9291, conference call ID 13030542. The conference call will also be archived on the Company’s web site at http://www.impaccompanies.com and can be accessed by linking to Stockholder Relations/ Presentations/Audio Archives. You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheet by using our e-mail alert feature located at the web site under Stockholder Relations/ Contact Us/Email Alerts.

                Forward-Looking Statements

                This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “could,” “anticipate,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to, the ability to generate sufficient liquidity; failure of current strategic initiatives to achieve their goals and inability to successfully manage through the current market environment based on a rapidly changing mortgage market with unexpected events or downturns; inability to renew, or termination of, current finance facilities based on the Company’s financial performance or inability to satisfy financing covenants; inability to obtain financing on acceptable terms; deterioration in the secondary market causing delays or inability to complete securitizations or mortgage sales; the inability to sell or securitize mortgages for a profit; unexpected deterioration in the housing market changing previously appraised home values; significant margin calls; failure to sell, or achieve expected returns on sale of, negotiated loan sales, including non-performing loans, in the secondary market due to market conditions, lack of interest or ineffectual pricing; inability to effectively liquidate properties through auction process or otherwise; failure to reduce costs associated with REO portfolio; unexpected increases in our loan repurchase obligations; inability to effectively implement strategies to increase cure rates, reduce delinquencies or mitigate losses on mortgage loans; continued increase in price competition; changes in assumptions regarding estimated loan losses or an increase in loan losses; risks of delays in raising, or the inability to raise on acceptable terms, additional capital, either through equity offerings, lines of credit or otherwise; the ability to generate taxable income and to pay dividends; interest rate fluctuations on our assets that unexpectedly differ from those on our liabilities; unanticipated interest rate fluctuations; changes in expectations of future interest rates; the adoption of new laws that affect our business or the business of people with whom we do business; changes in laws that affect our products and our business; and other general market and economic conditions.

                For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, and the other reports we file under the Securities and Exchange Act of 1934. This press release speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                About the Company

                Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates four core businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations,  (3) the Warehouse Lending Operations and (4) the Commercial Operations. The Long-Term Investment Operations is primarily invested in non-conforming Alt-A (“Alt-A”) mortgage loans and to a lesser extent small-balance commercial and multi-family loans originated by the Commercial Operations. The Mortgage Operations acquires, originates, sells and securitizes primarily residential mortgage loans, the Warehouse Lending Operations provides short-term financing to mortgage loan originators and the Commercial Operations originates small-balance commercial and multi-family loans for sale to the Long-Term Investment Operations or to third parties. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

                For additional information, questions or comments, please call Tania Jernigan, Vice President of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies.com. Website:  http://www.impaccompanies.com

SOURCE  Impac Mortgage Holdings, Inc.